As filed with the Securities and Exchange Commission on March 5, 2021.

Registration No. 333-253366

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VINE ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	1311	81-4833927
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5800 Granite Parkway, Suite 550

Plano, Texas 75024

(469) 606-0540

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric D. Marsh

Chairman and Chief Executive Officer

5800 Granite Parkway, Suite 550

Plano, Texas 75024

(469) 606-0540

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey Michael W. Rigdon Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 (713) 836-3600	Alan Beck Thomas G. Zentner Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Vine Energy Inc. is filing this Amendment No. 2 to its registration statement on Form S-1 (File No. 333-253366) as an exhibits-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the Registration Fee, FINRA Filing Fee and NYSE listing fee, the amounts set forth below are estimates.

SEC Registration Fee		$10,910
FINRA Filing Fee		15,500
NYSE listing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will provide that directors and officers will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors and officers, then the liability of a director or officer of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated bylaws will provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation will also contain indemnification rights for our directors and our officers. Specifically, our amended and restated certificate of incorporation will provide that we shall defend, indemnify and advance expenses to our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

In addition, we intend to enter into indemnification agreements with our current directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.

We intend to maintain liability insurance policies that indemnify our directors and officers against various liabilities, including certain liabilities arising under the Securities Act or the Exchange Act that may be incurred by them in their capacity as such.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors and officers by the underwriters against certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

Prior to the closing of this offering, based on the assumed initial public offering price of $             per share of common stock (the midpoint of the price range set forth on the cover of this prospectus), we will issue shares of our common stock to the entities that comprise the Vine Energy Investment Vehicles and the Vine Energy Investment II Vehicles in connection with the Corporate Reorganization. The shares of our common stock described in this Item 15 will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering.

Item 16. Exhibits and financial statement schedules

Exhibit number	Description

*1.1	Form of Underwriting Agreement.

*3.1	Certificate of Incorporation of Vine Energy Inc.

*3.2	Bylaws of Vine Energy Inc.

*3.3	Form of Amended and Restated Certificate of Incorporation of Vine Energy Inc.

*3.4	Form of Amended and Restated Bylaws of Vine Energy Inc.

*4.1	Form of Class A Common Stock Certificate.

*4.2	Form of Stockholders’ Agreement.

*4.3	Form of Registration Rights Agreement.

*4.4	Form of Amended and Restated Limited Liability Company Agreement of Vine Energy Holdings LLC.

*4.5	Form of Master Reorganization Agreement.

*5.1	Form of opinion of Kirkland & Ellis LLP as to the legality of the securities being registered.

*10.1	RBL Credit Facility, dated as of November 25, 2014, by and among Vine Oil & Gas LP, HSBC Bank USA, National Association, as Administrative Agent, Collateral Agent, Swingline Lender and as Issuing Bank and the banks, financial institutions and other lending institutions from time to time party thereto, as amended.

Exhibit number	Description

*10.2	First Amendment to RBL Credit Facility, dated as of January 6, 2015, by and among Vine Oil & Gas LP, HSBC Bank USA, National Association, as Administrative Agent, Collateral Agent, Swingline Lender and the banks, financial institutions and other lending institutions party thereto.

*10.3	Second Amendment to RBL Credit Facility, dated as of October 6, 2017 by and among Vine Oil & Gas LP, HSBC Bank USA, National Association, as Administrative Agent, Collateral Agent, Swingline Lender and the banks, financial institutions and other lending institutions party thereto.

*10.4	Third Amendment to RBL Credit Facility, dated as of December 30, 2020 by and among Vine Oil & Gas LP, HSBC Bank USA, National Association, as Administrative Agent, Collateral Agent, Swingline Lender and the banks, financial institutions and other lending institutions party thereto.

*10.5	Second Lien Credit Agreement, dated as of December 30, 2020, among the Borrower, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc. as Administrative Agent (as defined therein) and Collateral Agent (as defined therein), as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

*10.6	Third Lien Credit Agreement dated as of December 30, 2019, by and among the Borrower, the lenders party thereto in their capacities as lenders thereunder and Blackstone Holdings Finance Co LLC, as administrative agent and collateral agent, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications or restatements thereof, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

*10.7	First Amendment to Third Lien Credit Agreement dated as of December 30, 2020, by and among the Borrower, the lenders party thereto in their capacities as lenders thereunder and Blackstone Holdings Finance Co LLC, as administrative agent and collateral agent, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications or restatements thereof, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

10.8	Form of New RBL.

*10.9	Indenture, dated October 18, 2017 by and among Vine Oil & Gas LP, Vine Oil & Gas Finance Corp., the subsidiary guarantors named therein and Wilmington Trust, National Association, as trustee.

*10.10	Indenture, dated October 3, 2018 by and among Vine Oil & Gas LP, Vine Oil & Gas Finance Corp., the subsidiary guarantors named therein and Wilmington Trust, National Association, as trustee.

*10.11	Form of Indemnification Agreement.

*10.12	Form of Vine Energy Inc. 2021 Long-Term Incentive Plan.

*10.13	Form of Tax Receivable Agreement.

*10.14	Form of Exchange Agreement.

*10.15	Employment Agreement, dated as of May 28, 2014, with Eric D. Marsh.

*10.16	Amendment to Employment Agreement, dated as of March 3, 2017, with Eric D. Marsh.

*10.17	Second Amendment to Employment Agreement, effective as of June 11, 2020, with Eric D. Marsh.

*10.18	Employment Agreement, dated as of January 21, 2019, with David M. Elkin.

*10.19	Amendment to Employment Agreement, effective as of June 11, 2020, with David M. Elkin.

*10.20	Employment Agreement, dated as of September 10, 2018, with Wayne B. Stoltenberg.

*10.21	Amendment to Employment Agreement, effective as of June 11, 2020, with Wayne B. Stoltenberg.

10.22	Form of First Amendment to Second Lien Credit Agreement.

Exhibit number	Description

*21.1	List of subsidiaries of Vine Energy Inc.

*23.1	Consent of Deloitte & Touche LLP (Vine Energy Inc.).

*23.2	Consent of Deloitte & Touche LLP (Vine Oil & Gas LP).

*23.3	Consent of Deloitte & Touche LLP (Brix Oil & Gas Holdings LP and Harvest Royalties Holdings LP).

*23.4	Consent of W.D. Von Gonten & Co.

*23.5	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1 hereto).

*24.1	Power of Attorney (included on the signature page of the initial filing of this Registration Statement).

*99.1	W.D. Von Gonten & Co. Summary of Reserves at December 31, 2019 (SEC Pricing) (Vine Oil & Gas LP).

*99.2	W.D. Von Gonten & Co. Summary of Reserves at December 31, 2020 (SEC Pricing) (Vine Oil & Gas LP).

*99.3	W.D. Von Gonten & Co. Summary of Reserves at December 31, 2020 (Strip Pricing) (Vine Oil & Gas LP).

*99.4	W.D. Von Gonten & Co. Summary of Reserves at December 31, 2019 (SEC Pricing) (Brix Oil & Gas Holdings LP).

*99.5	W.D. Von Gonten & Co. Summary of Reserves at December 31, 2020 (SEC Pricing) (Brix Oil & Gas Holdings LP).

*99.6	W.D. Von Gonten & Co. Summary of Reserves at December 31, 2020 (Strip Pricing) (Brix Oil & Gas Holdings LP).

*99.7	W.D. Von Gonten & Co. Summary of Reserves at December 31, 2019 (SEC Pricing) (Harvest Royalties Holding LP).

*99.8	W.D. Von Gonten & Co. Summary of Reserves at December 31, 2020 (SEC Pricing) (Harvest Royalties Holding LP).

*99.9	W.D. Von Gonten & Co. Summary of Reserves at December 31, 2020 (Strip Pricing) (Harvest Royalties Holding LP).

*	Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)

That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on March 5, 2021.

By:	/s/ Eric D. Marsh
Eric D. Marsh
President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ Eric D. Marsh Eric D. Marsh	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 5, 2021

* Wayne Stoltenberg	Chief Financial Officer (Principal Financial Officer)	March 5, 2021

* Brian D. Dutton	Chief Accounting Officer (Principal Accounting Officer)	March 5, 2021

* Angelo G. Acconcia	Director	March 5, 2021

* Murat T. Konuk	Director	March 5, 2021

* Charles M. Sledge	Director	March 5, 2021

*By:	/s/ Eric D. March Eric D. Marsh Attorney-in-fact